Exhibit 10.48

EXECUTION COPY

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of November 1, 2001, (the “Grant Date”) between Rockwood Holdings, Inc., a Delaware corporation (hereinafter called the “Company”), and Seifollah Ghasemi, an employee of the Company or an Affiliate (as defined below) of the Company, hereinafter referred to as the “Executive”.

WHEREAS, in connection with the Executive’s purchase of a certain number of shares of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to that certain Management Stockholder’s Agreement entered into by and between the Company and the Executive, dated as of November 1, 2001 (the “Management Stockholder’s Agreement”), the Company desires to grant the Executive restricted stock unit awards, ultimately payable in shares of Common Stock (the “Restricted Stock Unit Award”), pursuant to the 2000 Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries  (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the committee of the Company’s board of directors appointed to administer the Plan (the “Committee”), has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the shares of Common Stock provided for herein to the Executive as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to grant said Restricted Stock Unit Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Grant of the Restricted Stock Units.  Subject to the terms and conditions of the Plan, the Management Stockholder’s Agreement (and the agreements incorporated therein) and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Executive 2,000 Restricted Stock Units.  A “Restricted Stock Unit” represents the right to receive one share of Common Stock.  The Restricted Stock Units shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.             Vesting

(a)           Unless otherwise provided in this Agreement, so long as the Executive continues to be employed by the Company or its Subsidiaries, the Restricted Stock Units shall become vested with respect to 3/36 of the Restricted Stock Units at the end of each calendar quarter following the Grant Date.

(b)           If the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive prior to a Change of Control (as hereinafter defined),

the Restricted Stock Units shall, to the extent not then vested, be forfeited by the Executive without consideration.

(c)           Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change of Control, all unvested Restricted Stock Units shall become immediately vested.  For purposes of this Agreement, “Change of Control” shall mean (i) sales of all or substantially all of the assets of the Company to a Person who is not KKR or an Affiliate of KKR (collectively, the “KKR Partnerships”), (ii) a sale by KKR or any of its respective Affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or group that does not include KKR or any of its respective Affiliates or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Person which is not an Affiliate of KKR; if and only if as a result of any of the foregoing events in (i)-(iii) the KKR Partnerships lose the ability, without the approval of a Person who is not an Affiliate of KKR, to elect a majority of the Board of Directors of the Company (or the resulting entity).  Notwithstanding the foregoing, if any of the transactions described in (i)-(iii) of the preceding sentence shall occur and the other Person involved in such transaction (or its ultimate parent entity) is an operating company controlled by KKR or an Affiliate of KKR prior to such transaction (an “Alternate KKR Entity”), then the determination of whether a change of control has occurred shall be made by determining whether an event set forth in clauses (i), (ii) or (iii) above has occurred (including the ability to elect a majority of the Board) if the Alternate KKR Entity is treated as being unaffiliated with KKR and by treating the voting power of the Alternate KKR Entity in the Company (or the resulting entity) as if it were held by a Person unaffiliated with KKR.  For purposes of this Section 2(c), (i) “Affiliate” shall mean, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board of Directors of the Company in which the Company or an Affiliate has an interest, (ii) “KKR” shall mean Kohlberg Kravis Roberts & Co. Ltd. and (iii) “Person” shall mean “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).

3.             Entitlement to Receive Common Stock.  Unless otherwise set forth herein or in the Management Stockholder’s Agreement, the Executive shall be entitled to receive one share of Common Stock for each vested Restricted Stock Unit that the Executive holds upon the later to occur of (i) the date the shares of Common Stock issued for the Restricted Stock Units can be sold in the public market (e.g., after a Public Offering (as defined in the Management Stockholder’s Agreement)) without restrictions on sale (by virtue of law or agreement to which the Executive is a party) and (ii) any termination of the Executive’s employment with the Company (such date of delivery, the “Maturity Date”), and delivery of Common Stock hereunder shall be made as soon as practicable thereafter to the Executive.  Notwithstanding the foregoing, the Executive shall also be entitled to receive one share of Common Stock for each vested Restricted Stock Unit that the Executive holds (or, if applicable, any Restricted Stock Unit that becomes vested as a result of the following) upon the occurrence of any event giving rise to the exercise of any rights of any party to the Sale Participation Agreement entered into by and between the Executive, KKR Partners II, L.P. and KKR 1996 Fund L.P. made as of November 1, 2001 with regard to such Restricted Stock Unit, for the limited purpose of participating in the event giving rise to the exercise of such rights to the extent permitted or otherwise provided under such Sale Participation Agreement.

4.             Dividend Equivalents.  With respect to each cash dividend or distribution (if any) paid with respect to Common Stock to holders of record on and after the Grant Date, the Executive shall be paid shares of Common Stock, in an amount equal to the product of (i) the amount of such dividend or distribution paid with respect to one share of Common Stock, multiplied by (ii) the number of vested Restricted Stock Units then held by the Executive (plus any number of shares of Common Stock previously paid in respect of any other cash dividend or distribution), at such time as the Executive becomes entitled to receive Common Stock pursuant to Section 3 above.

5.             Limitation on Obligations.  The Company’s obligation with respect to the Restricted Stock Units granted hereunder is limited solely to the delivery to the Executive of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation.  This Restricted Stock Unit Award shall not be secured by any specific assets of the Company or any of its subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

6.             Rights as a Stockholder.  The Executive shall not have any rights of a common stockholder of the Company unless and until the Executive becomes entitled to receive the shares of Common Stock pursuant to Section 3 above.  As soon as practicable following the date that the Executive becomes entitled to receive the shares of Common Stock pursuant to Section 3, certificates for the Common Stock shall be delivered to the Executive or to the Executive’s legal guardian or representative.

7.             Legend on Certificates.  The certificates representing the Common Stock delivered to the Executive as contemplated by Section 3 above shall bear the legend set forth in Section 2(b) of the Management Stockholder’s Agreement and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Stock are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8.             Transferability.  The Restricted Stock Units shall not be subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any such awards to be so subjected shall not be recognized.  The shares of Common Stock acquired by the Executive pursuant to Section 3 of this Agreement may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of the Management Stockholder’s Agreement.

9.             Purchaser’s Employment by the Company.   Nothing contained in this Agreement or in any other agreement entered into by the Company and the Executive contemporaneously with the execution of this Agreement, except as otherwise provided in the Employment Agreement entered into by and between the Executive and the Company dated as of September 28, 2001, (i) obligates the Company or any Subsidiary to employ the Executive in any capacity whatsoever or (ii) prohibits or restricts the Company (or any Subsidiary) from terminating the employment, if any, of the Executive at any time or for any reason whatsoever, with or without Cause, and the Executive hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Executive concerning the Executive’s employment or continued employment by the Company or any Affiliate thereof.

10.           Change in Capitalization.  If the Company shall be reorganized, or consolidated or merged with another corporation after the Grant Date specified above but prior to the Maturity Date, the number and kind of shares of Common Stock which may be issued with respect to Units may or may not be adjusted so as to reflect such change, all as determined by the Committee in its sole discretion.

11.           Withholding.   It shall be a condition of the obligation of the Company upon delivery of Common Stock to the Executive pursuant to Section 3 above that the Executive pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Common Stock.  The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Common Stock otherwise deliverable to the Executive hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Executive), to satisfy the obligations for payment of the minimum amount of any such taxes.  In addition, if the Company’s accountants determine that there would be no adverse accounting implications to the Company, the Executive may be permitted to elect to use Common Stock otherwise deliverable to the Executive hereunder to satisfy any such obligations, subject to such procedures as the Company’s accountants may require.  The Executive is hereby advised to seek his own tax counsel regarding the taxation of the grant of Restricted Stock Units made hereunder.

12.           Securities Laws.  Upon the delivery of any Common Stock to the Executive, the Company may require the Executive to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement, consistent with the terms of the Management Stockholder’s Agreement.  The delivery of the Common Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

13.           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Executive shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Executive shall, if the Executive is then deceased, be given to the Executive’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service

14.           Governing Law.  The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

15.           Restricted Stock Unit Award Subject to Plan and Other Management Equity Agreements.   The Restricted Stock Unit Award shall be subject to all applicable terms and provisions of the Plan and of the Management Stockholder’s Agreement, to the extent applicable to the Common Stock.   In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  In the event of any conflict between this Agreement or the Plan and the Management Stockholder’s Agreement, to the extent applicable, the terms of the Management Stockholder’s Agreement shall control.

15.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

ROCKWOOD HOLDINGS, INC.

By:	/s/ Todd Fisher
Name:
Title:

EXECUTIVE

/s/ Seifi Ghasemi
SEIFOLLAH GHASEMI